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                                                                    EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Corporate Property Associates 14 Incorporated of our report dated March 24, 2006, except with respect to our opinion on the consolidated financial statements and financial statement schedules insofar as they relate to the effects of the discontinued operations as discussed in Notes 8, 16, 17, and 19 as to which the date is July 19, 2006, relating to the financial statements and financial statement schedules of Corporate Property Associates 12 Incorporated which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
July 21, 2006